CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ADDvantage Technologies Group, Inc. of our report dated December 9, 2014, relating to our audit of the consolidated financial statements and the financial statement schedules, which appears in the Annual Report on Form 10-K of ADDvantage Technologies Group, Inc. for the year ended September 30, 2014.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma
March 26, 2015